EXHIBIT 99.1

MEDIS TECHNOLOGIES LTD. ANNOUNCES PROPOSED PRIVATE OFFERING OF SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

New York, NY, October 30, 2006—Medis Technologies Ltd. (Nasdaq:MDTL) today announced that it is proposing to privately offer up to $50.0 million of its Series A Cumulative Convertible Perpetual Preferred Stock (the “Preferred Stock”), to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Medis expects to grant an option to the initial purchasers to purchase up to an additional $7.5 million of Preferred Stock to cover over-allotments.

Medis intends to use the net proceeds of the offering for product development, product commercialization, including to expand production capacity, and general corporate purposes.

The Preferred Stock and any common stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to the results of financing efforts. Further information regarding these and other risks is described from time to time in Medis’ filings with the Securities and Exchange Commission.

CONTACT:
Medis Technologies Ltd.
Robert K. Lifton
Chairman & CEO
(212) 935-8484

-OR-

INVESTOR RELATIONS COUNSEL:
The Equity Group Inc.
Adam Prior
(212) 836-9606